UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 12, 2010

Federal Realty Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	1-07533	52-0782497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1626 East Jefferson Street, Rockville, Maryland	20852-4041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: 301/998-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2010, the Compensation Committee of the Board of Trustees (the “Committee”) of Federal Realty Investment Trust (“Trust”) approved the following compensation changes for Donald C. Wood, our Chief Executive Officer: (a) a grant of $5,000,000 worth of the Trust’s stock effective October 12, 2010 (60,931 shares) in exchange for an agreement by Mr. Wood that he would not accept a position with another public or private retail real estate company or public real estate investment trust nor solicit any of the Trust’s employees for a period of one (1) year in the event he resigns from the Trust. The shares will fully vest on October 12, 2015 with vesting accelerated in the event of a termination without cause or change in control. Dividends will be paid on the shares at the same rate as dividends are paid to our other common shareholders; (b) an increase in Mr. Wood’s base pay from $700,000 per year to $850,000 per year effective November 1, 2010; (c) an increase in Mr. Wood’s target award level for his annual bonus from 100% of his base salary to 150% of his base salary beginning with the annual bonus for performance in calendar year 2010; and (d) an increase in the target amount of his potential equity award under the Trust’s 2003 Amended and Restated Long-term Incentive Award Program from $2,000,000 to $4,000,000 for the three year performance period ending December 31, 2010.

The Committee determined that these compensation adjustments were prudent, consistent with the Trust’s compensation philosophy and in the best interest of the Trust’s shareholders after considering four primary factors: (a) the appropriate market value for Mr. Wood’s services after retaining Mercer Consulting to benchmark comparable real estate companies and make recommendations; (b) the historical outperformance of the company over the last decade in terms of shareholder value creation and the prospects for continued outperformance in the future; (c) the active recruiting for Mr. Wood’s services in the marketplace and the related strong desire to retain him and his senior management team at the Trust; and (d) the ability of the current senior management team to take advantage of future opportunities to increase shareholder value.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date: October 12, 2010	/S/ DAWN M. BECKER
Dawn M. Becker
Executive Vice President-General Counsel and Secretary